                                                                   EXHIBIT 23(n)


                         JULIUS BAER MULTISTOCK FUNDS
                              MULTIPLE CLASS PLAN
                            Pursuant to Rule 18f-3

I.   Introduction
     ------------

     As required by Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), this Plan describes the multi-class system for Julius Baer Multistock Funds, a Massachusetts business trust (the "Trust"), including the separate class arrangements for shareholder services and/or distribution of shares, the method for allocating expenses to classes, and any related conversion features or exchange privileges applicable to the classes.

     Upon the effective date of this Plan, the Trust elects to offer multiple classes of shares, as described herein, pursuant to Rule 18f-3 and this Plan.

II.  The Multi-Class System
     ----------------------

     Each now existing and hereafter created series (each a "Fund") of the Trust shall offer three classes of shares: Class A, class B, and class I. The Funds subject to this Plan are designated in Schedule A hereto, as such Schedule may be amended from time to time. Shares of each class of a Fund shall represent an equal pro rata interest in the Fund and, generally, shall have identical voting,
      --------
dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall bear any Class Expenses (as defined below); (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

     In addition, class A, class B, and class I shares shall have the features described in Sections A, B, C and D, below. These features are subject to change, to the extent permitted by law and by the Master Trust Agreement and By-laws of the Trust, by action of the Board of Trustees of the Trust.

     A.   Sales Charge Structure
          ----------------------

1.   Class A Shares.  Class A shares of a Fund shall be offered at the then-
     --------------
current net asset value, or they will be offered at the class's offering price plus an initial sales charge in such amount as is disclosed in the current prospectus for the Fund, including any prospectus supplements, and that shall be subject to such reductions and waivers as are determined or approved by the Trust's Board of Trustees. Class A shares generally shall not be subject to a contingent deferred sales charge, except that such a charge in such amount as is disclosed in the current prospectus for the Fund, including any prospectus supplements, may apply to class A shares purchased without an initial sales charge if redeemed within two years after purchase, and provided, however, that such a charge may be imposed in such other cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for a Fund.

          2.   Class B Shares.  Class B shares of a Fund shall be offered at the
               --------------
then-current net asset value without an initial sales charge, provided, however, that such a charge may be imposed in such cases as the Trust's Board of Trustees may approve and as disclosed in a future prospectus or prospectus supplement for the Fund. Class B shares shall be subject to a contingent deferred sales charge in such amount as is disclosed in the current prospectus for the Fund, including any prospectus supplements, and shall be subject to such reductions and waivers as are determined or approved by the Board.

          3.  Class I Shares.  Class I shares of a Fund shall be offered at the
              --------------
then-current net asset value without an initial sales charge or a deferred sales charge.

     B.   Distribution and Shareholder Servicing Plans
          --------------------------------------------

          The Trust has adopted distribution and shareholder servicing plans pursuant to Rule 12b-1 (the "Distribution Plans") with respect to class A and class B shares of each Fund, containing the following terms:

          1.   Class A Shares.  Class A shares of each Fund shall compensate the
               --------------
distributor and other dealers and investment representatives for costs and expenses incurred in connection with the sale and distribution of shares of the Trust and in connection with the provision of personal services to shareholders, as provided in the Distribution Plans, subject to an annual limit of 0.25% of the average daily net assets of the Fund attributable to its class A shares.

          2.   Class B Shares.  Class B shares of each Fund shall compensate the
               --------------
distributor and other dealers and investment representatives for costs and expenses incurred in connection with the sale and distribution of shares of the Trust and in connection with the provision of personal services to shareholders, as provided in the Distribution Plans, subject to an annual limit of 1.00% of the average daily net assets of the Fund attributable to its class B shares.

          3.   Class I Shares.  No Distribution Plan or shareholder services
               --------------
agreement has been adopted for the class I shares of a Fund.

     C.   Allocation of Income and Expenses

          1.   Allocation Method
               -----------------

               The gross income, realized and unrealized capital gains and losses, and expenses (other than Class Expenses, as defined below) of each Fund shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund. Expenses to be so allocated also include expenses of the Trust that are allocated to a Fund and are not attributable to a particular Fund or class of a Fund ("Trust Expenses") and expenses of the particular Fund that are not attributable to a particular class of the Fund ("Fund Expenses"). Trust Expenses include, but are not limited to, Trustees' fees, insurance costs, and certain legal fees. Fund Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees, and other expenses relating to the management of a Fund's assets.

          2.   Class Expenses
               --------------

               Expenses attributable to a particular class ("Class Expenses") shall be limited to: (a) payments pursuant to the Distribution Plan and shareholder servicing agreement by that class; (b) transfer agent fees attributable to that class; (c) printing and postage expenses related to preparing and distributing material, such as shareholder reports, prospectuses and proxy materials to current shareholders of that class; (d) registration fees for shares of that class; (e) the expense of administrative personnel and services as required to support the shareholders of that class; (f) litigation or other legal expenses relating solely to that class; and (g) Trustees' fees incurred as a result of issues relating to that class. Expenses described in category (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may be allocated as Class Expenses, but only if the Trust's President and Treasurer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended.

               In the event a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Trust Expense or Fund Expense, and in the event a Trust Expense or Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Trustees.

               The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board of Trustees and approved by such Board and by a majority of the Trustees who are not "interested persons," as defined in the 1940 Act, of the Trust or the Fund ("Independent Trustees").

          3.   Waivers or Reimbursements of Expenses
               -------------------------------------

               Expenses may be waived or reimbursed by the Adviser, the Distributor or any other provider of services to a Fund or the Trust without the prior approval of the Board of Trustees, subject to compliance with Rule 18f-3 of the 1940 Act.

     D.   Exchange and Conversion Privileges
          ----------------------------------

          Subject to restrictions and conditions set forth in the prospectuses of the Funds, shareholders of a Fund may exchange shares of a particular class for shares of the same class in another Fund at relative net asset value and with no sales charge, provided the shares to be acquired in the exchange are qualified for sale in the shareholder's state of residence and subject to the applicable requirements as to minimum investment amount.

          Class B shares of a Fund automatically convert to class A shares after they have been held for 7 years, and thereafter are subject to the lower fees charged to class A shares. Class B shares may convert sooner in some cases. In this regard, if the class A shareholders approve any material increase in expenses allocated to that class (including Rule 12b-1 fees) without the approval of the class B shareholders, the Trust will establish a new class of shares, into which class B shares would convert, on the same terms as those that applied to class A shares before such increase. There are currently no other conversion features among the classes.

     E.   Board Review
          ------------

          1.   Initial Approval
               ----------------

               The Board of Trustees, including a majority of the Independent Trustees, at a meeting held ___________ 2001, initially approved the Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class and Fund individually and of the Trust. Their determination was based on their review of information furnished to them that they deemed reasonably necessary and sufficient to evaluate the Plan.

          2.   Approval of Amendments
               ----------------------

               The Plan may not be amended materially unless the Board of Trustees, including a majority of the Independent Trustees, have found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each class and Fund individually and of the Trust. Such finding shall be based on information requested by the Board and furnished to them that the Board deems reasonably necessary to evaluate the proposed amendment.

          3.   Periodic Review
               ---------------

               The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

     F.   Contracts
          ---------

          Any agreement related to the Multi-Class System shall require the parties thereto to furnish to the Board of Trustees, upon its request, such information as is reasonably necessary to permit the Trustees to evaluate the Plan or any proposed amendment.

     G.   Limitation of Liability
          -----------------------

          The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and the Administrator or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such rights or claims, and not to any Trustee or shareholder.


Effective Date:  August __, 2001

             Schedule A Dated _____________ to Multiple Class Plan For the Julius Baer Multistock Funds Dated __________
             -----------------------------------------------------


                         Julius Baer Swiss Stock Fund